EXHIBIT 21.1
SYKES ENTERPRISES, INCORPORATED
LIST OF SUBSIDIARIES
As of December 31, 2007, the Registrant directly or indirectly owned the following subsidiaries. Certain subsidiaries, which in the aggregate do not constitute significant subsidiaries, may be omitted.

State or Jurisdiction of Organization
Centro Interaccion Multimedia S.A.	Argentina
Sykes (Bermuda) Holdings Limited	Bermuda
Sykes Offshore Holdings Limited	Bermuda
Sykes Assistance Services Corporation	Canada
Sykes Latin America, S.A.	Costa Rica
Sykes Enterprises Denmark ApS	Denmark
Sykes El Salvador, Ltda	El Salvador
Sykes Finland Oyin	Finland
Sykes Enterprises Bochum GmbH & Co. KG	Germany
Sykes Enterprises GmbH	Germany
Sykes Enterprises Hamburg Hannover GmbH & Co. KG	Germany
Sykes Enterprises Support Services B.V. & Co. KG	Germany
Sykes Enterprises Wilhelmshaven GmbH & Co. KG	Germany
Sykes Central Europe Kft	Hungary
Sykes Enterprises (India) Pvt Ltd	India
Sykes Enterprises Italy S.r.L	Italy
SEI International Services S.a.r.l.	Luxembourg
Shanghai Pintian Information Technology Service Co., Ltd.	The Peoples Republic of China
Guangzhou Pin Duo Information Technology Service Co. Ltd.	The Peoples Republic of China
Sykes (Shanghai) Co. Ltd	The Peoples Republic of China
LINK Network Limited	Scotland
McQueen Europe Limited	Scotland
McQueen International Limited	Scotland
Sykes Global Services Limited	Scotland
Sykes Slovakia Sro	Slovakia
Sykes Enterprises Incorporated, S.L.	Spain
Sykes Datasvar Support AB	Sweden
McQueen International B.V.	The Netherlands
Sykes Enterprises Incorporated BV	The Netherlands
Sykes Enterprises Incorporated Holdings B.V.	The Netherlands
Sykes Netherlands B.V.	The Netherlands
Sykes Asia Inc.	The Philippines
Sykes E-Commerce, Incorporated	Delaware
Sykes Enterprises — South Africa, Inc.	Florida
Sykes Realty, Inc.	Florida